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                                                                    Exhibit 99.1

CONTACTS:

MEDIA:       JUDY CORMAN (212) 343-6833

INVESTORS:   RAY MARCHUK (212) 343-6741



                        SCHOLASTIC STREAMLINES OPERATIONS

       WILL TAKE $7 MILLION AFTER-TAX SPECIAL CHARGE FOR STAFF REDUCTIONS

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NEW YORK, MAY 28, 2003 - Scholastic Corporation (NMS: SCHL) today announced that it is continuing to streamline its operations and has reduced its global workforce by 4%, or approximately 400 employees, in response to challenging industry and general economic conditions. Both domestic and overseas operations are included in the work force reduction, which is focused largely on management and administrative positions. The Company will take an after-tax special charge of approximately $7 million, or $0.17 per diluted share, in the fourth quarter of fiscal 2003 to cover severance and other related costs. This charge is not included in the Company's previously issued guidance for the 2003 fiscal year.

"In today's difficult environment, we need to continue to reduce our cost structure to achieve greater operating efficiency and profitability. The ongoing savings will benefit our financial results starting in fiscal 2004," said Richard Robinson, Chairman, President, and CEO.

ABOUT SCHOLASTIC

Scholastic is the world's largest publisher and distributor of children's books. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, textbooks, magazines, technology-based products, teacher materials, television programming, videos and toys. The Company distributes its products and services through a variety of channels, including: proprietary school-based book clubs, school-based book fairs, and direct-to-home continuity programs; retail stores, schools, libraries, and television networks; and the Company's www.scholastic.com Internet site.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.